Exhibit 10.17

EMPLOYMENT AGREEMENT

Effective January 1, 2009

THIS EMPLOYMENT AGREEMENT (this “Agreement”) made as of this 1st day of January, 2009 (the “Effective Date”), by and between SUSQUEHANNA BANCSHARES, INC., a Pennsylvania corporation (the “Company”), and Joseph R. Lizza, an adult individual whose principal residence is at 8 Pittenger Court, Millstone Twp., NJ 08535 (the “Employee”), on the other side.

Background

WHEREAS, the Company desires to induce the Employee to remain in its employment, and the Employee hereby agrees to accept continuation of employment with the Company; and

WHEREAS, in consideration of the Employee’s valuable services, the Company has agreed to increase the base salary to be paid to the Employee to a rate of $300,000 per year; and

WHEREAS, this Agreement replaces and supersedes all previous employment agreements between the Employee and the Company or any Affiliate.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. Position. The Company hereby agrees to continue the Employee’s employment and the Employee hereby agrees to continue employment with the Company, as Managing Director.

2. Duties.

2.1 The Employee agrees to assume such duties and responsibilities as may be consistent with the position of the Managing Director and as may be assigned to the Employee by the Management of the Company or by the by-laws of the Company from time to time. No change in the duties of the Employee shall in any way diminish the compensation payable to him or her pursuant to the provisions of Paragraph 4 hereof.

2.2 The Employee agrees to devote his or her full time, skill, attention and energies and his or her best efforts to the performance of his or her duties under this Agreement, consistent with practices and policies established from time to time by the Company. The Employee agrees, in addition to the covenants concerning Non-Competition contained in Paragraph 10, that he or she shall not engage in any other business activity (including, without limitation, participation by the Employee on any unaffiliated profit or non-profit board of directors) except: (a) upon the prior written notice to and consent of the Board, or (b) solely as an investor in real or personal property, the management of which shall not detract from the performance of his or her duties hereunder; provided, however, that the engagement by the Employee in any such business activity shall at all times be in conformity with the Company’s Code of Ethics, as the same may be amended or supplemented from time to time. Notwithstanding anything herein to the contrary, the Employee shall terminate any such activity upon reasonable request by the Company.

3. Period of Employment.

3.1 Unless terminated earlier pursuant to the applicable termination provisions of this Agreement, the period of employment shall commence on the Effective Date and end on the second December 31 next following the Effective Date (as the same may be extended pursuant to this Paragraph, the “Period of Employment”). If written election not to renew by either party is not received by the other party by (a) November 1 of the year of the Effective Date, or (b) November 1 any subsequent year, if this Agreement has previously been extended pursuant to this Paragraph 3, then the Period of Employment shall be automatically extended by one year.

3.2 Notwithstanding anything to the contrary set forth herein, the Employment Period shall not extend beyond the Normal Retirement Date.

4. Compensation. For all services rendered by the Employee under this Agreement, the Company shall pay to the Employee compensation as provided below:

4.1 Base Salary. The Company shall pay the Employee a minimum annual base salary at the rate of $300,000 per year in accordance with the Company’s normal payroll practices. In connection with the annual review required by Subparagraph 4.3 hereof, the Employee’s base salary shall be reviewed and in light of such review may be increased (but not decreased), taking into account any change in the Employee’s responsibilities, performance of the Employee and other pertinent factors. Payment of any increase in the Employee’s base salary (if any) shall commence no later than July 1 of the year in which the increase is granted.

4.2 Bonus. The Company may, but shall not be required to, pay to the Employee annual bonus compensation in such amount as may be determined by the appropriate board of directors or its designee within guidelines established by the Company. Such bonus shall not exceed the amount of the Employee’s annual base salary. The Employee’s bonus (if any) for a fiscal year shall be paid to him at the time and in the form and manner provided under the terms of the applicable plan pursuant to which the bonus is awarded.

4.3 Annual Review. The determination of compensation payable by the Company hereunder shall be made by the Compensation Committee or its designee, which shall perform an annual review of this Agreement, the Employee’s performance with the Company, and compensation payable hereunder. The results of such review, including recommendation as to base salary adjustment and bonus (if any), shall be reported to the Company and shall be memorialized in the minutes of the meetings of the Board or held in a confidential file by the Company’s Human Resources Department.

5. Benefits.

5.1 Life Insurance and Disability Benefits. The Employee shall be entitled to group term life insurance insuring the Employee’s life during the term of employment, disability insurance coverage, and accidental death and dismemberment benefits, including death benefit, in such amounts and in such coverage as shall be consistent with the insurance coverage programs available to other salaried employees of the Company, as the same may change from time to time. The Employee shall designate the beneficiary of such policy and benefits.

5.2 Health Benefits. The Employee shall be entitled to major medical and health insurance coverage for the Employee and his or her immediate family on such terms, in such amounts and in such coverage as shall be consistent with the insurance coverage programs available to other salaried employees of the Company generally, as the same may change from time to time.

5.3 Other Benefits. To the extent such benefits are not specifically described or duplicated hereinabove in this Paragraph 5, the Employee shall also be entitled to participate in any and all thrift, profit sharing, pension and similar benefit plans (not including severance, change in control or other similar arrangements), now or hereafter maintained by the Company and offered by the Company to its salaried, employees generally, as the same may change from time to time.

5.4 Car. The Company also shall provide the Employee during his or her employment under this Agreement with the full time use of a car selected by the Employee and comparable to the car available at present. Such car shall be used by the Employee in accordance with any and all general car policy(ies) as the Company may from time to time adopt. Such car shall be selected, maintained and replaced in accordance with the Company’s general policy on cars for employees having need of a car for such use.

5.5 Expenses. Subject to such general employee expense account policies as the Company may from time to time adopt, the Company shall pay or reimburse the Employee upon presentation of vouchers or invoices for reasonable expenses incurred by the Employee in the performance of his or her duties in carrying out the terms and provisions of this Agreement, including, without limitation, expenses for such items as entertainment, travel, meals, hotel and similar items. In the event that any reimbursed expenses are disallowed by the Internal Revenue Service as deductions to the Company, as the case may be, the Employee shall retain such reimbursed expense amounts which the Employee shall treat and report as additional compensation and which the Company shall treat as deductible salary expense.

5.6 Vacation. The Employee shall be entitled to paid vacation annually as specified under the Company’s vacation policy, to be taken at times reasonably convenient to the Company.

5.7 Indemnification. To the extent permitted by law, the Company shall indemnify the Employee and hold him or her harmless from all liability and claims, whether meritorious or not, including the cost of defense thereof (including reasonable attorneys’ fees) which have arisen or accrued or which hereafter may arise or accrue and are based upon any act or omission which the Employee has taken or committed or hereafter may take or commit on behalf of or in connection with the Company in his or her official capacity, so long as the following conditions are met with respect to such claim or liability: (a) if such action was taken in the exercise of reasonable business judgment and was taken in an area within the scope of responsibility of the Employee, or (b) if not within the scope of the Employee’s responsibility, (i) at the time of such act or omission the Board had knowledge of the facts or circumstances pursuant to which such act was taken or such omission occurred and (ii) no written objection to such act or omission was duly made by the Board.

Actions taken by the Employee which are covered by this Agreement specifically include (by way of illustration), but are not limited to, (a) the payment of any salary, bonus or other compensation to any officer, director, or employee, (b) the reimbursement or payment of any expenses incurred by any such officer, director or employee, (c) the making or retention of any investments (including, without limitation, loans) by the Company, or (d) injury claims against the Company or the Employee based on negligence or other alleged tortious actions and which arise in connection with the conduct of the Company’s business.

The Employee shall indemnify the Company and hold it harmless from all liability and claims, whether meritorious or not, including the cost of the defense thereof (including reasonable attorneys’ fees) which have arisen or accrued or which hereafter may arise or accrue and are based upon acts taken without the consent or approval of the Board of Directors of the Company and which represent the Employee’s deliberate malfeasance or gross negligence.

6. Termination. The Company may terminate the Employee’s employment without Cause (as defined below), subject to the requirements of applicable law, on account of the Employee’s Disability (as defined below), in either case, at any time, with

90 days’ advance written notice (or pay in lieu thereof). The Company may terminate the Employee’s employment for Cause at any time without notice. The Employee may terminate his or her employment at any time for any reason, with two months’ advance written notice (or such shorter notice as the Company shall then accept). Upon termination, the Employee shall be entitled only to such compensation and benefits as described in this Paragraph 6.

6.1 Termination by the Company Without Cause or by the Employee Due to Adverse Change. The Employee’s employment under this Agreement may be terminated by the Company at any time without cause during the term provided in this Employment Agreement or by the Employee within 12 months following a Change in Control if there occurs an Adverse Change within such 12 month period. In the event of and in consideration for all amounts and benefits payable hereunder by reason of a Change in Control, the Employee acknowledges that the provisions of Paragraph 10 hereof shall extend to any offices or facilities of any business that becomes an affiliate of or successor to the Company on account of such Change in Control. In any such event of termination under this Subparagraph 6.1, the Company shall pay to the Employee an amount equal to the greater of the Employee’s then current monthly salary rate or the rate in effect prior to any reduction which led to the termination times the greater of (A) the number of months otherwise remaining in the Period of Employment set forth in Paragraph 3, or (B) 18 months (either (A) or (B), whichever as applicable, shall be the “Payment Period”). The Company shall also provide the Employee with benefits in accordance with Subparagraph 6.6 hereof. Subject to Subparagraph 6.6, the severance amounts described in this Subparagraph 6.1 shall be paid in bi-weekly compensation continuation payments for the Payment Period, with each payment equal to 1/26 of the Employee’s then current annual salary rate or the rate in effect prior to any reduction which led to the termination.

6.2 Section 409A of the Code Payment Requirements. Except as otherwise provided in Paragraph 6, all compensation and benefits shall cease at the time of such termination and the Company shall have no further liability or obligation by reason of such termination.

Notwithstanding anything herein to the contrary, if, at the time of the Employee’s termination of employment with the Company, the Company has securities which are publicly traded on an established securities market and the Employee is a “specified employee” (as such term is defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Company shall postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Employee) that are not otherwise paid within the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4) and/or the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following the Employee’s “separation of service” with the Company. If any payments are postponed due to such requirements, such postponed amounts shall be paid in a lump sum to the Employee on the first payroll date that occurs after the date that is six months following the Employee’s “separation of service” with the Company. If the Employee dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Employee’ s estate within 60 days after the date of the Employee’s death. A “specified employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Compensation Committee or its designee. The determination of specified employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Compensation Committee or its designee in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.

6.3 Other Terminations. If the Employee’s employment ceases for any reason other than as described in Subparagraph 6.1, above (including, but not limited, to (a) termination by the Company for Cause, (b) as a result of the Employee’s death or termination by the Company on account of the Employee’s Disability, (c) resignation by the Employee in the absence of an Adverse Change or (d) attainment of the Employee’s Normal Retirement Date described in Subparagraph 3.2), then the Employee shall receive payment for his or her accrued and unpaid base salary through the date of such cessation. All compensation and benefits shall cease at the time of such termination and, except as otherwise provided herein or in the applicable employee benefit plans of the Company, the Company shall have no further liability or obligation by reason of such termination.

6.4 Claims. Any claims for benefits under Paragraph 6 of the Agreement shall be governed by the claims procedures in the Susquehanna Bancshares, Inc. Key Employee Severance Pay Plan, as amended from time to time. However, the severance benefit provisions of this Agreement shall govern in lieu of the severance provisions of such Plan. Except as specifically provided in this Agreement, the benefits provided under this Agreement in the case of a termination shall be in lieu of those provided by the Company and its Affiliates under any other severance plans.

6.5 Release. Notwithstanding any other provision of this Agreement, any severance or termination payments or benefits herein described are conditioned on the Employee’s execution and delivery to the Company of an effective general release and non-disparagement agreement in a form prescribed by the Company and in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any applicable state law.

6.6 Other Rights. Nothing in this Agreement is intended to limit the Employee’s right to (a) payment or reimbursement for welfare benefit claims incurred prior to the cessation of his or her employment under any group insurance plan, policy or arrangement of the Company in accordance with the terms of such plan, policy or arrangement, (b) elect COBRA Benefits in accordance with applicable law, or (c) receive a distribution of vested accrued benefits from any employee pension benefit plan in accordance with the terms of that plan.

6.7 Parachute Payments.

6.7.1 Anything in this Agreement to the contrary notwithstanding, in the event that a Change in Control occurs and it shall be determined that any payment or distribution by the Company or its Affiliates to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would constitute an “excess parachute payment” within the meaning of section 280G of the Code (each such payment, a “Parachute Payment”) and would result in the imposition on the Employee of an excise tax under section 4999 of the Code, then, in addition to any other benefits to which the Employee is entitled under this Agreement or otherwise, the Employee shall be paid an amount in cash equal to the sum of the excise taxes payable by the Employee by reason of receiving Parachute Payments plus the amount necessary to place the Employee in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest possible applicable rates on such Parachute Payments (including, without limitation, any payments under this Subparagraph 6.7.1) as if no excise taxes had been imposed with respect to Parachute Payments (the “Parachute Gross-up”). In no event shall a Parachute Gross-up be payable under this subparagraph 6.7.1 in the absence of a Change in Control. Any Parachute Gross-up otherwise required by this Subparagraph 6.7.1 shall not be made later than the time of the corresponding payment or benefit hereunder giving rise to the underlying section 4999 of the Code excise tax (to the extent such determination has been made prior to such time), even if the payment of the excise tax is not required under the Code until a later time. Any Parachute Gross-up otherwise required under this Subparagraph 6.7.1 shall be made, whether or not payments or benefits are payable under this Agreement, and whether or not the Employee’s employment with the Company shall have been terminated.

6.7.2 All determinations to be made under this Subparagraph 6.7 shall be made by an independent public accounting firm chosen by the Company (the “Accounting Firm”).

6.7.3 In the event the Internal Revenue Service notifies the Employee of an inquiry with respect to the applicability of sections 280G or 4999 of the Code to any payment by the Company or its Affiliates, or assessment of tax under section 4999 of the Code with respect to any payment by the Company or its Affiliates, the Employee shall provide notice to the Company of such inquiry or assessment within 10 days, and shall take no action with respect to such inquiry or assessment until the Company has responded thereto (provided such response is timely with respect to the inquiry or assessment). The Company shall have the right to appoint an attorney or accountant to represent the Employee with respect to such inquiry or assessment, and the Employee shall fully cooperate with such representative as a condition of receiving a Parachute Gross-up with respect to such inquiry or assessment.

6.7.4 All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subparagraphs 6.7.1 and 6.7.2 above, or of the representative appointed pursuant to Subparagraph 6.7.3 above, shall be borne solely by the Company.

6.7.5 Notwithstanding the foregoing, if the imposition of a section 4999 of the Code excise tax could be avoided by a reduction of the payments due to the Employee (determined before application of Subparagraph 6.7.1) by an amount of 10% or less, then the total of all such payments shall be reduced to an amount one dollar ($1.00) below the amount that would cause a section 4999 of the Code excise tax to be imposed, and Subparagraph 6.7.1 shall not apply.

6.7.6 To the extent necessary to eliminate a Parachute Payment, the amounts payable or benefits to be provided to the Employee shall be reduced such that the economic loss to the Employee as a result of the Parachute Payment elimination is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

6.7.7 Notwithstanding any provision of this Subparagraph 6.7 to the contrary, in accordance with the requirements of section 409A of the Code, any Parachute Gross-Up payable hereunder shall be paid not later than the end of the calendar year next following the calendar year in which the Employee or Company (as applicable) remits the taxes for which the Parachute Gross-Up is being paid.

6.8 Enforcement. Following any Change in Control, the Company shall pay all legal fees and costs incurred by the Employee to enforce his or her rights under this Agreement if (a) he or she is required to initiate a proceeding to enforce such rights and (b) he or she is awarded any relief in that proceeding.

7. Confidential Information. During the term of employment, and at any time thereafter, the Employee shall not, without the consent of a senior officer of the Company, disclose to any person, firm or corporation (except, during the term of his or her employment, to the extent necessary to perform his or her duties hereunder) any customer lists, trade secrets, reports, correspondence, mailing lists, manuals, price lists, employee lists, prospective employee lists, letters, records or any other confidential information relating to the business of the Company or any Affiliate of the Company and shall not, without the consent of a senior officer of the Company, deliver any oral address or speech or publish, or knowingly permit to be published, any written matter in any way relating to confidential information regarding the business of the Company or any Affiliate.

8. Property Rights. The Employee agrees that all literary work, copyrightable material or other proprietary information or materials developed by the Employee during the term of this Agreement and relating to, or capable of being used or adopted for use in, the business of the Company shall inure to and be the property of the Company and must be promptly disclosed to the Company. Both during employment by the Company and thereafter, the Employee shall, at the expense of the Company, execute such documents and do such things as the Company reasonably may request to enable the Company or their nominee (i) to apply for copyright or equivalent protection in the United States, Canada and elsewhere for any literary work hereinabove referred in this Paragraph, or (ii) to be vested with any such copyright protection in the United States, Canada and elsewhere.

9. Non-Disparagement. Upon termination of employment hereunder, the Employee shall not malign, criticize or otherwise disparage the Company, the Affiliates or their respective officers, employees or directors.

10. Non-Competition.

10.1 During the Period of Employment hereunder and then for one year following the Employee’s termination of employment for any reason:

10.1.1 the Employee shall not directly for himself or herself or any third party, become engaged in any business or activity which is directly in competition with any services or financial products sold by, or any business or activity engaged in by, the Company or any of its Affiliates, including, without limitation, any business or activity engaged in by any federally or state chartered bank, savings bank, savings and loan association, trust company and/or credit union, and/or any services or financial products sold by such entities, including, without limitation, the taking and accepting of deposits, the provision of trust services, the making of loans and/or the extension of credit, brokering loans and/or leases and the provision of insurance and investment services, within a 25 mile radius of any office or facility of the Company or any of its Affiliates. This provision shall not restrict the Employee from owning or investing in publicly traded securities of financial institutions, so long as his or her aggregate holdings in any financial institution do not exceed 10% of the outstanding capital stock of such institution.

10.1.2 the Employee shall not solicit any person who was a customer of the Company or any of its Affiliates during the period of the Employee’s employment hereunder, or solicit potential customers who are or were identified through leads developed during the course of employment with the Company, or otherwise divert or attempt to divert any existing business of the Company or any of its Affiliates within any area of 100 miles of any office or facility of the Company or any of its Affiliates.

10.1.3 the Employee shall not directly for himself or any third party, solicit, induce, recruit or cause another person in the employment of the Company or any of its Affiliates to terminate his or her employment for the purposes of joining, associating, or becoming employed with any business or activity which is in competition with any services or financial products sold, or any business or activity engaged in, by the Company or any of its Affiliates.

10.1.4 The Employee understands that in the event of a violation of any provision of this Agreement, the Company shall have the right to seek injunctive relief, in addition to any other existing rights provided in this Agreement or by operation of law, without the requirement of posting bond. The Employee understands that the Company may suspend future payments of the compensation continuation payments and benefits provided in Section 6.1 and may seek, as a remedy, a return of any prior compensation continuation payments made under Section 6.1. The remedies provided in this Paragraph shall be in addition to any legal or equitable remedies existing at law or provided for in any other agreement between the Employee and the Company or any of its Affiliates, and shall not be construed as a limitation upon, or as an alternative or in lieu of, any such remedies. If any provisions of this Paragraph shall be determined by a court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.

10.1.5 In the event of a Change in Control, the Employee acknowledges that the provisions of Paragraph 10 hereof shall extend to any offices or facilities of any business that becomes an affiliate of or successor to the Company or any of its Affiliates on account of such Change in Control and that the period specified in Subparagraph 10.1 shall be two years instead of one year.

11. Preemptive Considerations. Notwithstanding anything to the contrary set forth herein:

11.1 If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Company’s or any of its Affiliates’ affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)) or any amendments or supplements thereto, the Company’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion (i) pay the Employee all or part of the compensation withheld while this Agreement’s obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

11.2 If the Employee is removed and/or permanently prohibited from participating in the conduct of the Company’s or its Affiliates’ affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) or (g)(1)) or any amendments or supplements thereto, or equivalent provisions relating to a regulator with supervisory authority over the Company or its Affiliates, all obligations of the Company and its Affiliates under the contract shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

11.3 If the Company or any Affiliate is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act or equivalent provisions relating to a regulator with supervisory authority over the Company or its Affiliates), all obligations under this Agreement shall terminate as of the date of default, but this Subparagraph 11.3 shall not affect any vested rights of the parties.

12. Records. Upon the termination of employment hereunder, the Employee shall deliver to the Company all correspondence, reports, customer lists, office keys, manuals, advertising brochures, sample contracts, price lists, employee lists, prospective employee lists, mailing lists, letters, records and any and all other documents pertaining to or containing information relative to the business of the Company, and the Employee shall not remove any of such records either during the course of employment or upon the termination thereof.

The Employee understands that in the event of a violation of the provisions of this Paragraph 12, the Company shall have the right to seek injunctive relief, in addition to any other existing rights provided herein or by operation of law, without the requirement of posting bond. The remedies provided in this Paragraph 12 shall be in addition to any legal or equitable remedies existing between the Employee and the Company, and shall not be construed as a limitation upon, or as alternative or in lieu of, such remedies.

13. Survival. Notwithstanding anything to the contrary in this Agreement, the parties agree that the Employee’s obligations under Paragraphs 7, 8, 9, and 10 of this Agreement shall continue despite the expiration of the term of this Agreement or its termination.

14. Definitions. For purposes of this Agreement:

14.1 The term “Adverse Change” shall include and be limited to (A) a significant change in the nature or scope of the Employee’s duties as set forth in the first sentence of Paragraph 2 hereof such that the Employee has been reduced to a position of materially lesser authority, status or responsibility (provided, however, for purposes of this Subparagraph, in circumstances not involving a Change in Control, so long as the Employee remains a senior officer (which shall mean and include any officer position with the Company above the position of vice president), an Adverse Change shall not be deemed to have occurred), or the time required to be spent by the Employee 60 miles or more beyond the Company’s geographic market area shall be increased without the Employee’s consent by more than 20%, as compared to the average of the two preceding years, (B) a material reduction in the Employee’s base compensation, (C) any other material and willful breach by the Company of any other provision of this Agreement, or (D) delivery by the Company of notice of its intention not to renew this Agreement;

provided that Employee is willing and able to execute a new contract providing terms and conditions substantially similar to those in this Agreement and to continue providing services to the Company.

However, none of the foregoing events or conditions shall constitute an Adverse Change unless: (x) the Employee provides the Company with written objection to the event or condition within 60 days following the occurrence thereof, (y) the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and (z) the Employee resigns his or her employment within 60 days following the expiration of the 30-day cure period. If the Employee’s termination occurs after such time, the termination shall be treated as a termination other than for Adverse Change and the Employee shall not be entitled to severance benefits under this Agreement.

14.2 The term “Affiliate” shall mean with respect to the Company, persons or entities controlling, controlled by or under common control with the Company.

14.3 The term “Board” shall mean the Board of Directors of the Company.

14.4 The term “Cause” shall mean any of the following: (a) the Employee’s personal dishonesty; (b) the Employee’s incompetence; (c) the Employee’s willful misconduct; (d) the Employee’s breach of fiduciary duty involving personal profit; (e) the Employee’s intentional failure to perform stated duties; (f) the Employee’s willful violation of any law, rule or regulation (other than traffic violations or similar offenses); (g) the issuance of a final cease-and-desist order by a state or federal agency having jurisdiction over the Company or any entity which controls the Company to the extent such cease-and-desist order requires the termination of the Employee; or (h) a material breach by the Employee of any provision of this Agreement.

14.5 The term “Change in Control” shall mean the first to occur, after the date hereof, of any of the following:

(a) if any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its subsidiaries) representing 25% or more of either the then outstanding shares of stock of the Company or the combined voting power of the Company’s then outstanding securities;

(b) if during any period of 24 consecutive months during the existence of this Agreement commencing on or after the date hereof, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this clause (b);

(c) the consummation of a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, as defined in clause (a), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its subsidiaries) representing 40% or more of either the then outstanding shares of stock of the Company or the combined voting power of the Company’s then outstanding securities; or

(d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Company immediately prior to such sale.

Upon the occurrence of a Change in Control, no subsequent event or condition shall constitute a Change in Control for purposes of this Agreement, with the result that there can be no more than one Change in Control hereunder.

14.6 The term “Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

14.7 The term “Company” shall mean the Company as hereinbefore defined or any entity succeeding to substantially all of the assets and business of the Company.

14.8 The term “Compensation Committee” shall mean the Compensation Committee of the Board.

14.9 The terms “COBRA” and “COBRA Benefits” shall refer to continued group health insurance benefits under sections 601-607 of the Employee Retirement Income Security Act of 1974, as amended, (29 U.S.C. part 6) Act and the regulations promulgated thereunder.

14.10 The term “Disability” means a condition entitling the Employee to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Employee, “Disability” will mean the Employee’s inability to perform his or her duties under this Agreement due to a mental or physical condition that can be expected to result in death or that can be expected to last (or has already lasted) for a continuous period of 180 days or more. Termination as a result of a Disability will not be construed as a termination “without Cause.”

14.11 The term “Normal Retirement Date” shall mean the last business day in the calendar year in which the Employee attains the age of 65.

14.12 The term “Period of Employment” shall have the meaning described in Paragraph 3.

14.13 The term “Person” shall have the meaning ascribed thereto by Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), as modified and used in Sections 13(d) and 14(d) thereof (except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, or (v) such Employee or any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) which includes the Employee).

15. Miscellaneous.

15.1 Assignment. This Agreement (including, without limitation, Paragraph 11 hereof relating to non-competition) shall be binding upon the parties hereto, the heirs and legal representatives of the Employee and the successors and assigns of the Company.

15.2 Prohibited Assignment. The Employee shall have no right to exchange, convert, encumber or dispose of the rights to receive the benefits or payments under this Agreement, which payments, benefits and rights thereto are expressly declared to be non-assignable and non-transferable.

15.3 Notices. Any notice required, permitted or intended to be given under this Agreement shall be in writing and shall be deemed to have been given only if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the appropriate address shown below, or such revised address as is delivered to the other party by the same means.

(a)	Notices to the Company shall be sent to:

Susquehanna Bancshares, Inc.

Attn. Director of Human Resources

26 North Cedar Street P.O. Box 1000

Lititz, PA 17543-7000

(b)	Notices to the Employee shall be sent to the most recent address on file with the Company.

15.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties in connection with the subject matter hereof, supersedes any and all prior agreements or understandings between the parties and may only be changed by agreement in writing between the parties.

15.5 Construction. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without application of the principles of conflicts of laws.

15.6 Paragraph Headings. The Paragraph headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

15.7 Section 409A of the Code. This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions shall not be imposed. The Employee shall be solely responsible for any tax imposed under section 409A of the Code and in no event shall the Company have any liability with respect to any tax, interest or other penalty imposed under section 409A of the Code. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon the Employee’s “separation from service” (within the meaning of such term under section 409A of the Code) In no event shall the Employee, directly or indirectly, designate the calendar year of payment, except as permitted under section 409A of the Code. All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement the day and year first above written.

SUSQUEHANNA BANCSHARES, INC.

Attest:	/s/ Sandra L. Barrett	By:	/s/ Edward Balderston, Jr.

Joseph R. Lizza
Witness:

/s/ Barbara A. Lizza		/s/ Joseph R. Lizza